Exhibit 99.1

MEDEFILE INTERNATIONAL CEO INCREASES
EQUITY STAKE IN COMPANY TO 9.8%

BOCA RATON, FL – (MARKETWIRE) – April 12, 2011 – MedeFile International, Inc. (OTCQB: MDFI), a leader in Internet-enabled Personal Health Record (iPHR) management solutions, today reported that Kevin Hauser, Chairman, President and Chief Executive Officer of the Company, has increased his equity ownership stake in MedeFile’s common stock to 9.8% from 1.1%.

More specifically, Kevin Hauser was gifted 200,000,000 shares of MedeFile’s common stock from his brother Lyle Hauser, MedeFile’s majority stockholder and owner of the Vantage Group, Ltd., a private equity firm.   To date, Lyle Hauser and the Vantage Group have invested approximately $6 million in MedeFile.

Kevin Hauser also acquired an additional 100,000,000 shares from Lyle Hauser at a purchase price of $0.005 per share and pursuant to a five-year, interest bearing promissory note.  These transactions bring Kevin Hauser’s total equity stake in the Company to 339,620,000 shares and reduces Lyle Hauser’s personal equity ownership from 37.4% to 28.7%.

Commenting on the transactions, Lyle Hauser stated, “Since Kevin became CEO, he has performed very well, moving the Company from what was a lingering development phase to the full commercial roll-out of the MedeFile iPHR platform.  His strong leadership skills, coupled with a well-defined plan of action and ability to execute, has sparked a notable improvement in the Company’s fundamental financial performance and in material growth of MedeFile subscriptions.  Aside from the pride I feel for my brother’s many accomplishments, I have tremendous confidence in his vision for the future of MedeFile and in his ability to deliver.  With that goal in mind, I’m very pleased that I was in a position to ensure that his equity interests are well aligned with the Company’s shareholders and provide the necessary incentive for him to achieve optimal success.”

Kevin Hauser added, “Lyle and I have long shared the belief that MedeFile has the potential to emerge as a dominant industry player, helping to disrupt and transform traditional healthcare delivery models by empowering consumers worldwide to take control of their own personal health records.    I am greatly appreciative of the trust and faith that Lyle has placed in me and for giving me the opportunity to significantly increase my stake in MedeFile’s promising future.”

For more detailed information relating to this matter, please refer to the Form 8-k filed with the U.S. Securities and Exchange Commission today.

About MedeFile International, Inc.
Headquartered in South Florida, MedeFile has developed and globally markets a proprietary, patient-centric, iPHR (Internet-enabled Personal Health Record) system for gathering, digitizing and organizing medical records so that individuals can have a comprehensive record of all of their medical visits.  MedeFile's primary product is its web-based MedeFile solution, a highly secure system for gathering, maintaining, accessing and sharing personal medical records.  Interoperable with most electronic medical record management systems marketed to the healthcare industry, the MedeFile solution is designed to gather all of its members' actual medical records and create a single, comprehensive Electronic Health Record (EHR) that is accessible 24 hours a day, seven days a week by the member and the member’s authorized users on any web-enabled device (PC, cell phone, smartphone, e-reader) and portable MedeDrive unit. For more information about MedeFile and its annual subscription-based programs, please visit www.medefile.com.

Safe Harbor Statement Under the Private Securities Litigation Act of 1995
With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of MedeFile could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the Company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates, and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, and such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors associated with our Company, review our SEC filings.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
Elite Financial Communications Group, LLC
Dodi B. Handy, President and CEO (Twitter: dodihandy)
For Media: Kathy Addison, COO (Twitter: kathyaddison)
 (407) 585-1080 or via email at MDFI@efcg.net